Filed Pursuant to Rule 424(b)(5)
Registration No. 333-181838

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JUNE 12, 2012

$265,000,000

The Navigators Group, Inc.

5.75% Senior Notes due October 15, 2023

We are offering $265,000,000 aggregate principal amount of 5.75% senior notes due October 15, 2023 (the “notes”). We will pay interest on the notes on April 15 and October 15 of each year, beginning on April 15, 2014. The notes will mature on October 15, 2023.

We may redeem some or all of the notes at any time or from time to time at the redemption prices described herein under the heading “Description of the Notes—Optional Redemption.”

The notes will be our senior, unsecured obligations and will rank senior to any of our existing and future subordinated indebtedness and equally with all of our other existing and future unsecured and unsubordinated indebtedness.

The notes will not be listed on any securities exchange or quoted on any quotation system. Currently, there is no public market for the notes.

Investing in our notes involves risks. See “Risk Factors” on page S-7 of this prospectus supplement and “Risk Factors” beginning on page 26 in our Annual Report on Form 10-K for the year ended December 31, 2012 for important factors you should consider before investing in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.00%	265,000,000
Underwriting discount	0.65%	1,722,500
Proceeds, before expenses, to The Navigators Group, Inc.	99.35%	263,277,500

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October 4, 2013

The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, against payment in New York, New York on or about October 4, 2013.

Joint Book-Running Managers

Goldman, Sachs & Co.	Keefe, Bruyette & Woods A Stifel Company

Co-Managers

ING	Barclays

Prospectus Supplement dated October 2, 2013.

Prospectus Supplement

Prospectus

We have not, and the underwriters have not, authorized anyone to provide you with any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may provide to you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference or any related free writing prospectus issued by us is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations or prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of unsecured senior notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which does not apply to this offering.

If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained or incorporated by reference in this prospectus supplement. Similarly, you should rely on the information in this prospectus supplement to the extent that it is inconsistent with or updates information incorporated by reference in this prospectus supplement from a document dated prior to the date of this prospectus supplement.

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NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus supplement are forward-looking statements. Whenever used herein, the words “estimate,” “expect,” “believe” or similar expressions or their negative are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure that anticipated results will be achieved, since actual results may differ materially because of both known and unknown risks and uncertainties that we face. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to, the factors discussed in the “Risk Factors” section of this prospectus supplement and in the “Risk Factors” section of our 2012 Annual Report on Form 10-K as well as:

•	continued volatility in the financial markets and the current recession;

•	risks arising from the concentration of our business in marine and energy, general liability and professional liability insurance, including the risk that market conditions for these lines could change adversely or that we could experience large losses in these lines;

•	cyclicality in the property and casualty insurance business generally, and the marine insurance business specifically;

•	risks that we face in entering new markets and diversifying the products and services that we offer, including risks arising from the development of our new specialty lines or our ability to manage effectively the rapid growth in our lines of business;

•	changing legal, social and economic trends and inherent uncertainties in the loss estimation process, which could adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	risks inherent in the preparation of our financial statements, which require us to make many estimates and judgments;

•	our ability to continue to obtain reinsurance covering our exposures at appropriate prices and/or in sufficient amounts;

•	the counterparty credit risk of our reinsurers, including risks associated with the collection of reinsurance recoverable amounts from our reinsurers, who may not pay losses in a timely fashion, or at all;

•	the effects of competition from other insurers;

•	unexpected turnover of our professional staff and our ability to attract and retain qualified employees;

•	increases in interest rates during periods in which we must sell fixed-income securities to satisfy liquidity needs may result in realized investment losses;

•	our investment portfolio is exposed to market-wide risks and fluctuations, as well as to risks inherent in particular types of securities;

•	our exposure to significant capital market risks related to changes in interest rates, credit spreads, equity prices and foreign exchange rates which may adversely affect our results of operations, financial condition or cash flows;

•	capital may not be available in the future, or may not be available on favorable terms;

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•	our ability to maintain or improve our insurance company ratings, as downgrades could significantly adversely affect us, including reducing our competitive position in the industry, or causing clients to use higher-rated insurers;

•	risks associated with continued or increased premium levies by Lloyd’s of London (“Lloyd’s”) for the Lloyd’s Central Fund and cash calls for trust fund deposits, or a significant downgrade of Lloyd’s rating by the A.M. Best Company (“A.M. Best”);

•	changes in the laws, rules and regulations that apply to our insurance companies;

•	the effect of the European Union Directive on Solvency II on how we manage our business, capital requirements and costs associated with conducting business, including the impact of the delay in the implementation of Solvency II;

•	the inability of our subsidiaries to pay dividends to us in sufficient amounts, which would harm our ability to meet our obligations;

•	weather-related events and other catastrophes (including man-made catastrophes) impacting our insureds and/or reinsurers;

•	volatility in the market price of our common stock;

•	exposure to recent uncertainties with regard to European sovereign debt holdings;

•	the determination of the impairments taken on our investments is subjective and could materially impact our financial position or results of operations;

•	if we experience difficulties with our information technology and telecommunications systems and/or data security, our ability to conduct our business might be adversely affected;

•	compliance by our marine business with the legal and regulatory requirements to which they are subject is evolving and unpredictable. In addition, compliance with new sanctions and embargo laws could have a material adverse effect on our business; and

•	other risks that we identify in current and future filings with the Securities and Exchange Commission (“SEC”).

In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus supplement may not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates.

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SUMMARY

This summary highlights information about us and the offering. Because this is a summary, it may not contain all the information that you should consider before investing in our notes. You should carefully read this entire prospectus supplement and the accompanying prospectus, especially the “Risk Factors” beginning on page S-7 of this prospectus supplement and the additional risk factors incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended December 31, 2012, our consolidated financial statements and notes to those statements and the documents incorporated by reference in this prospectus supplement, before deciding to invest in our notes. When we use the terms “we,” “us,” “our,” or “the Company,” we are referring to The Navigators Group, Inc. and its subsidiaries, except under the heading “Description of the Notes” and unless the context otherwise requires.

Our Business

We are an international insurance company focusing on specialty products within the overall property and casualty insurance market. Our largest product line and most long-standing area of specialization is ocean marine insurance. We have also developed other specialty insurance lines such as commercial primary and excess liability as well as specialty niches in professional liability, and have expanded our specialty reinsurance business since launching Navigators Re in the fourth quarter of 2010.

Our revenue is primarily comprised of premiums and investment income. We derive our premiums primarily from business written by wholly-owned underwriting management companies which produce, manage and underwrite insurance and reinsurance for us. Our products are distributed through multiple channels, utilizing global, national and regional retail and wholesale insurance brokers. For the fiscal year ended December 31, 2012 and the six months ended June 30, 2013 we had gross written premiums of $1,287 million and $725.4 million, respectively, and net income of $63.8 million and $27.9 million, respectively.

We conduct operations through our Insurance Companies and our Lloyd’s Operations underwriting segments. The Insurance Companies’ segment consists of Navigators Insurance Company, which includes a United Kingdom Branch (the “U.K. Branch”), and Navigators Specialty Insurance Company, which underwrites specialty and professional liability insurance on an excess and surplus lines basis. All of the insurance business written by Navigators Specialty Insurance Company is fully reinsured by Navigators Insurance Company pursuant to a 100% quota share reinsurance agreement.

Our Lloyd’s Operations segment includes Navigators Underwriting Agency Ltd. (“NUAL”), a Lloyd’s of London underwriting agency which manages Lloyd’s Syndicate 1221 (“Syndicate 1221”). Our Lloyd’s Operations primarily underwrite marine and related lines of business along with offshore energy, construction coverages for onshore energy business and professional liability insurance at Lloyd’s through Syndicate 1221. We controlled 100% of Syndicate 1221’s stamp capacity for the 2012, 2011 and 2010 underwriting years through our wholly-owned subsidiary, Navigators Corporate Underwriters Ltd. which is referred to as a corporate name in the Lloyd’s market. We have also established underwriting agencies in Antwerp, Belgium, Stockholm, Sweden, and Copenhagen, Denmark, which underwrite risks into Syndicate 1221 pursuant to binding authorities with NUAL. We have also established a presence in Brazil and China through contractual arrangements with local affiliates of Lloyd’s.

Credit Agreement Amendment

On September 23, 2013, we entered into an amendment (the “Amendment”) to our Amended and Restated Funds at Lloyd’s Letter of Credit Agreement, dated as of November 21, 2012 (the “Credit Agreement”) among us, the lenders party thereto and ING Bank, London Branch, as administrative agent. The Amendment (i) revises the indebtedness covenant in the Credit Agreement to permit us to incur up to $300,000,000 in senior unsecured notes and (ii) specifies that any indebtedness of the Company which has been defeased or for which an amount for the sole purpose of repaying such indebtedness has been placed in a sinking fund, redemption fund or escrow account, shall not constitute indebtedness for purposes of the Credit Agreement indebtedness covenant. Upon the closing of this offering we intend to place into escrow an amount sufficient to redeem $115 million aggregate principal amount of our 7.0% Senior Notes due 2016 currently outstanding.

Corporate Information

The Navigators Group, Inc. is a holding company incorporated in Delaware in 1982. Our principal executive offices located at 400 Atlantic Avenue, Stamford, CT 06901. Our telephone number at that location is (203) 905-6090. The following organizational chart presents the ownership and jurisdiction of incorporation of our subsidiaries:

Structure Chart

THE OFFERING

Issuer	The Navigators Group, Inc.

Notes offered	$265,000,000 in aggregate principal amount of 5.75% senior notes due October 15, 2023

Maturity date	October 15, 2023

Issue price	100% of face amount plus accrued interest, if any, from the issue date of the notes

Interest rate	5.75% per year

Interest payment dates	April 15 and October 15 of each year, beginning on April 15, 2014

Interest Rate Adjustment	The interest rate payable on the notes will be subject to adjustment from time to time in the manner set forth below. If the rating on the notes from any of Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), or Fitch Ratings (“Fitch”) (each of S&P, Moody’s and Fitch, a “Rating Agency”), is a rating set forth in the table below, the interest rate payable on the notes shall increase by the sum of the number of basis points set forth next to each of the two lowest of such ratings.

Rating Levels	Rating Agency
	Moody’s	S&P	Fitch	Percentage
1	Ba1	BB+	BB+	25 basis points
2	Ba2	BB	BB	50 basis points
3	Ba3	BB–	BB–	75 basis points
4	B1 or below	B+ or below	B+ or below	100 basis points

If only two Rating Agencies provide a rating on the notes, the interest rate shall increase by the sum of the number of basis points set forth next to each of such ratings. If only one Rating Agency provides a rating on the notes, the interest rate on the notes will be increased by two times the number of basis points set forth opposite such rating. If no Rating Agency provides a rating on the notes, the per annum interest on the notes will increase to, or remain at, as the case may be, 200 basis points above 5.75%.

If any Rating Agency changes its rating or initiates a rating with respect to the notes, the per annum interest rate on the notes will be increased or decreased in accordance with the foregoing requirements.

Any interest rate increase or decrease described above will take effect from the first business day of the interest period during which a rating change requires an adjustment in the interest rate. If any Rating Agency changes its rating on the notes more than once during any particular interest period, the last such change to occur will control for purposes of the rating provided by such Rating Agency for the applicable interest period.

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any other Rating Agency) if the notes become rated A, A2 or A or higher by any two of S&P, Moody’s, or Fitch, respectively with a stable or positive outlook.

In no event shall (1) the per annum interest rate on the notes be reduced below 5.75%, and (2) the total increase in the per annum interest rate on the notes exceed 200 basis points above 5.75%. Nothing herein shall be construed as a requirement that the company obtain a rating on the notes from any Rating Agency or otherwise.

Denominations	$2,000 or integral multiples of $1,000 in excess thereof

Ranking	The notes will rank senior to any of our existing and future subordinated indebtedness and equal in right of payment to all of our other existing and future unsecured and unsubordinated indebtedness.

Redemption	We may redeem some or all of the notes at any time or from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of such notes; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 50 basis points;

together, in each case, with accrued interest payments to the redemption date. See “Description of the Notes—Optional Redemption”.

Covenants	The notes contain various covenants, including limitations on the incurrence of additional indebtedness, limitations on mergers, consolidations and amalgamations, limitations on liens on the voting securities of certain designated subsidiaries and restrictions on the disposal of the capital stock of these designated subsidiaries in specified circumstances. These covenants are subject to important qualifications and limitations.

Security	None.

Use of proceeds	We will use proceeds from this offering (i) to redeem $115 million aggregate principal amount of our 7.0% Senior Notes due 2016 currently outstanding and (ii) for general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” and other information in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our notes.

Listing	We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

Governing Law	The senior indenture and the notes are governed by and construed in accordance with the laws of the state of New York.

Trustee	The Bank of New York Mellon

For additional information concerning the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial information for the periods ended and as of the dates indicated. The summary data presented below under the captions “Income Statement Data” and “Balance Sheet Data” for, and as of the end of, each of the years in the three-year period ended December 31, 2012, are derived from our consolidated financial statements, which financial statements have been audited by KPMG LLP, an independent registered public accounting firm. The consolidated financial statements as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and the report thereon, are incorporated by reference in this prospectus supplement. The statement of operations and other data presented below for the six months ended June 30, 2013 and 2012 and the balance sheet data presented below at June 30, 2013 are derived from our unaudited consolidated financial statements contained in a report incorporated by reference in this prospectus supplement. The balance sheet data presented below at June 30, 2012 are derived from our unaudited consolidated financial statements contained in a report not incorporated by reference in this prospectus supplement. You should read this selected consolidated financial information together with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2012.

In the opinion of management, our unaudited consolidated financial statements at and for the six months ended June 30, 2013 and 2012 include all adjustments necessary for a fair presentation of results and financial condition at the dates and for the unaudited interim periods. Historical results are not necessarily indicative of results to be expected for any future period.

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2013	2012	2012	2011	2010
	($ in thousands, except per share amounts)
Income Statement Data:
Gross written premiums	$725,350	$666,136	$1,286,465	$1,108,216	$987,201
Net written premiums	467,921	433,297	833,655	753,798	653,938
Net earned premiums	408,142	379,136	781,964	691,645	659,931
Net investment income	27,903	27,035	54,248	63,500	71,662
Net other-than-temporary impairment losses	(42)	(650)	(858)	(1,985)	(1,080)
Net realized gains (losses)	8,159	6,059	41,074	11,996	41,319
Other income (expense)	(297)	1,298	1,488	1,229	5,143
Total revenues	443,865	412,878	877,916	766,385	776,975

Net income	$27,847	$22,803	$63,762	$25,597	$69,578

Net income per share (diluted)	$1.97	$1.63	$4.54	$1.71	$4.33

Loss ratio	64.3%	63.7%	63.6%	69.0%	63.8%
Expense ratio	33.5%	35.3%	35.7%	35.7%	36.9%
Combined ratio(1)	97.8%	99.0%	99.3%	104.7%	100.7%

Balance Sheet Data:
Total investments and cash	$2,373,041	$2,335,903	$2,422,254	$2,233,498	$2,154,328
Total assets	4,096,510	3,939,066	4,007,670	3,670,007	3,531,459
Gross losses and LAE reserves	2,116,384	2,088,524	2,097,048	2,082,679	1,985,838
Net losses and LAE reserves	1,234,422	1,239,378	1,216,909	1,237,234	1,142,542
7% Senior Notes due 2016	114,502	114,348	114,424	114,276	114,138
Total liabilities	3,222,558	3,097,258	3,128,185	2,866,572	2,702,105
Stockholders’ equity	873,952	841,808	879,485	803,435	829,354
Debt to total capital ratio	11.6%	12.0%	11.5%	12.5%	12.1%

(1)	Calculated based on earned premiums.

RISK FACTORS

In addition to the items listed under “Note on Forward-Looking Statements,” potential investors should carefully consider the risk factors set forth below, the risk factors incorporated by reference to the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012 and the other information in this prospectus supplement, and in any documents incorporated by reference in this prospectus supplement, before making an investment decision.

There is no public market for the notes, which may adversely affect the market price and liquidity of the notes.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

There can be no assurance as to the market price for the notes; therefore, you may suffer a loss.

We cannot give you any assurance as to the market price for the notes. If you are able to resell your notes, the price you receive will depend on many factors that may vary over time, including:

•	the number of potential buyers;

•	the level of liquidity of the notes;

•	ratings of our insurance subsidiaries’ financial strength and claims-paying ability published by major credit ratings agencies;

•	our financial performance;

•	the amount of total indebtedness we have outstanding;

•	the level, direction and volatility of market interest rates generally;

•	the market for similar securities;

•	the repayment and redemption features of the notes; and

•	the time remaining until your notes mature.

As a result of these factors, you may only be able to sell your notes at a price below that which you believe to be appropriate, including a price below the price you paid for them.

Because of our holding company structure, the notes will effectively be subordinated to all indebtedness and liabilities of our subsidiaries.

Because we are a holding company and conduct substantially all of our operations through our subsidiaries, claims of holders of the notes will effectively be subordinated to the indebtedness and other liabilities of our subsidiaries. In any liquidation, dissolution, bankruptcy or other similar proceeding involving one of our subsidiaries, any right of us or the holders of the notes to participate in the assets of the subsidiary will effectively be subordinated to the claims of creditors of the subsidiary (including policyholders, trade creditors, debt holders, secured creditors, taxing and regulatory authorities and guarantee holders) and following payment by the subsidiary of its liabilities, the subsidiary may not have sufficient assets remaining to make payments to us as a stockholder or otherwise. In addition, if we cause a subsidiary to pay a dividend to enable us to make payments in respect of the notes, and such transfer were deemed an unlawful distribution, we could be required to return the payment to (or for the benefit of) the policyholders or the creditors of that subsidiary. This would adversely affect our ability to make payments to you as a holder of the notes. Substantially all of the Company’s liabilities of approximately $3.1 billion (as reflected on our consolidated balance sheet at December 31, 2012) represent liabilities of our subsidiaries.

We may incur additional indebtedness in the future.

As of June 30, 2013, we had outstanding indebtedness of $115 million. After giving effect to this offering as of June 30, 2013, our outstanding indebtedness would have been $265 million. Although the supplemental indenture will contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Additionally, we have a $165 million letter of credit facility with a syndicate of lenders. Despite our current consolidated debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments. Although the terms of our credit facility prohibit us from issuing indebtedness without the consent of the lenders under that facility, the lenders may grant such consent in their discretion. If we incur any additional indebtedness that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company. This may have the effect of reducing the amount of proceeds paid to you. These restrictions also will not prevent us from incurring obligations that do not constitute indebtedness.

The notes are not guaranteed; if our underwriting subsidiaries are not able to pay adequate dividends to us, our ability to pay interest, principal and the redemption price on the notes could be affected.

None of our subsidiaries has guaranteed the notes, which will be our direct, unsecured obligations. Our subsidiaries have no obligation to pay interest, principal or the redemption price on the notes or to make funds available to us for those purposes, whether in the form of loans, dividends or other distributions. Because we are a holding company and conduct a significant part of our operations through our underwriting subsidiaries, we will rely primarily on dividends from our subsidiaries as a principal source of funds to pay interest, principal and the redemption price on the notes. The ability of our underwriting subsidiaries to pay dividends to us in the future will depend on their statutory surplus, on earnings and on regulatory restrictions. We and our underwriting subsidiaries are subject to regulation by some states as an insurance holding company system. Such regulation generally provides that transactions between companies within our consolidated group must be fair and equitable. Transfers of assets among affiliated companies, certain dividend payments from underwriting subsidiaries and certain material transactions between companies within our consolidated group are subject to prior notice to, or prior approval by, state regulatory authorities. Our underwriting subsidiaries are also subject to licensing and supervision by government insurance regulatory agencies in the jurisdictions in which they do business. These regulations set standards of solvency that must be met and maintained, such as the nature of and limitations on investments, the nature of and limitations on dividends to policyholders and stockholders and the nature and extent of required participation in insurance guaranty funds. These regulations may affect our subsidiaries’ ability to provide us with dividends. We cannot guarantee you that our underwriting subsidiaries will be able to pay dividends to us at times and in amounts necessary to allow us to pay interest, principal and the redemption price on the notes. At December 31, 2012, the maximum amount available for the payment of dividends by Navigators Insurance Company during 2013 without prior regulatory approval was $68.3 million.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes in this offering (i) to redeem $115 million aggregate principal amount of our 7.0% Senior Notes due May 1, 2016 currently outstanding and (ii) for general corporate purposes. On September 23, 2013, we entered into the Amendment, which (i) revises the indebtedness covenant in the Credit Agreement to permit us to incur up to $300,000,000 in senior unsecured notes and (ii) specifies that any indebtedness of the Company which has been defeased or for which an amount for the sole purpose of repaying such indebtedness has been placed in a sinking fund, redemption fund or escrow account, shall not constitute indebtedness for purposes of the Credit Agreement indebtedness covenant. Upon the closing of this offering, we intend to place into escrow an amount sufficient to redeem $115 million aggregate principal amount of our 7.0% Senior Notes due 2016 currently outstanding.

Pending application of the net proceeds, we may invest the proceeds in short-term or medium-term securities.

CAPITALIZATION

The table below shows our capitalization on a consolidated basis as of June 30, 2013. The “As Adjusted” column reflects our capitalization after giving effect to this offering of notes and the application of the proceeds therefrom as described in “Use of Proceeds.” You should read this table along with the information presented in our Annual Report on Form 10-K for the year ended December 31, 2012. See “Where You Can Find More Information” in this prospectus supplement.

	As of June 30, 2013
	Actual	As Adjusted
		(Unaudited)
	($ in thousands, except share data)
Debt:
7.0% Senior Notes due 2016	$114,500	$—
Senior Notes offered hereby	—	265,000
Stockholders’ equity:
Preferred stock, $0.10 par value, authorized 1,000,000 shares, none issued	—	—
Common stock, $0.10 par value, 50,000,000 shares authorized; 17,645,043 shares issued and outstanding	1,764	1,764
Additional paid-in capital	333,954	333,954
Treasury stock, at cost	(155,801)	(155,801)
Retained earnings(1)	656,718	644,718
Accumulated other comprehensive income	37,317	37,317

Total stockholders’ equity	873,952	861,952

Total capitalization	$988,452	$1,126,952

(1)	As adjusted reflects a charge to retained earnings of $0.5 million of deferred debt costs and assumes a charge of $11.5 million for the payment of call premium in connection with the redemption of our 7.0% Senior Notes due 2016.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated:

	For the six months ended June 30,	For the year ended December 31,
	2013	2012	2011	2010	2009	2008
Ratio of earnings to fixed charges(1)(2)	6.9x	7.3x	3.3x	8.1x	7.6x	6.5x
Pro forma ratio of earnings to fixed charges(3)	4.6x	4.9x	—	—	—	—

(1)	We have authority to issue up to 1,000,000 shares of preferred stock, par value $0.10 per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.
(2)	For purposes of this computation, earnings consist of income from continuing operations before income taxes, plus fixed charges to the extent that such charges are included in the determination of income. Fixed charges consist of interest expense, letters of credit costs, amortization of financing costs and one-third of rental expense under operating leases which is estimated to be representative of the interest factor of such rentals.
(3)	Interest expense in the pro forma computation of the ratio of earnings to fixed charges assumes the issuance of the notes offered hereby and the redemption of $115 million aggregate principal amount of our 7.0% Senior Notes, as described under the heading “Use of Proceeds”, on January 1, 2012.

DESCRIPTION OF THE NOTES

The notes offered by this prospectus supplement and the accompanying prospectus constitute a series of debt securities, which are described more fully in the accompanying prospectus, to be issued pursuant to the senior indenture, between us and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), dated as of April 17, 2006, as trustee, as supplemented by the related supplemental indenture. The following description of the particular terms of the notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

The following description is a summary of selected portions of the senior indenture and the supplemental indenture. It does not restate the senior indenture and the supplemental indenture in their entirety. We urge you to read these documents in their entirety because they, and not this description, define your rights as holders of these notes.

Ranking

The notes:

•	are unsecured general obligations of The Navigators Group, Inc.;

•	are equal in right of payment with all existing and future unsecured senior debt of The Navigators Group, Inc.; and

•	are senior in right of payment to all existing and future subordinated debt of The Navigators Group, Inc.

The notes will effectively rank junior to any secured indebtedness and to all existing and future liabilities of our subsidiaries, including amounts owed to policyholders and trade payables. Since substantially all of our operations are conducted through subsidiaries, our cash flow and subsequent ability to service debt, including the notes, are dependent on the earnings of our subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by the subsidiaries, to us. The subsidiaries are separate and distinct legal entities and have no obligation to pay any amount pursuant to the notes or otherwise, whether by dividends, loans or other payments. In addition, since our significant subsidiaries are insurance companies, their ability to pay dividends to us is subject to regulatory limitations. See “Regulation” in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated in this prospectus supplement by reference.

As of June 30, 2013, we had outstanding indebtedness of $115 million. After giving effect to this offering, as of June 30, 2013, we would have had $265 million of outstanding indebtedness. The senior indenture permits us and our subsidiaries, subject to the limitations set forth under “—Limitation on Incurrence of Indebtedness,” to incur additional debt in the future. Although the terms of our current credit facility prohibit us from issuing indebtedness without the consent of the lenders under that facility, the lenders may grant such consent in their discretion. See “Summary-Credit Agreement Amendment” and “Use of Proceeds.”

Interest Rate Adjustment

The interest rate payable on the notes will be subject to adjustment from time to time in the manner set forth below. If the rating on the notes from any of Standard & Poor’s Ratings Services (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), or Fitch Ratings (“Fitch”) (each of S&P, Moody’s and Fitch, a “Rating Agency”), is a rating set forth in the table below, the interest rate payable on the notes shall increase by the sum of the number of basis points set forth next to each of the two lowest of such ratings.

Rating Levels	Rating Agency
	Moody’s	S&P	Fitch	Percentage
1	Ba1	BB+	BB+	25 basis points
2	Ba2	BB	BB	50 basis points
3	Ba3	BB–	BB–	75 basis points
4	B1 or below	B+ or below	B+ or below	100 basis points

If only two Rating Agencies provide a rating on the notes, the interest rate shall increase by the sum of the number of basis points set forth next to each of such ratings. If only one Rating Agency provides a rating on the notes, the interest rate on the notes will be increased by two times the number of basis points set forth opposite such rating. If no Rating Agency provides a rating on the notes, the per annum interest on the notes will increase to, or remain at, as the case may be, 200 basis points above 5.75%.

If any Rating Agency changes its rating or initiates a rating with respect to the notes, the per annum interest rate on the notes will be increased or decreased in accordance with the foregoing requirements.

Any interest rate increase or decrease described above will take effect from the first business day of the interest period during which a rating change requires an adjustment in the interest rate. If any Rating Agency changes its rating on the notes more than once during any particular interest period, the last such change to occur will control for purposes of the rating provided by such Rating Agency for the applicable interest period.

The interest rate on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by any other Rating Agency) if the notes become rated A, A2 or A or higher by any two of S&P, Moody’s, or Fitch, respectively, with a stable or positive outlook.

In no event shall (1) the per annum interest rate on the notes be reduced below 5.75%, and (2) the total increase in the per annum interest rate on the notes exceed 200 basis points above 5.75%. Nothing herein shall be construed as a requirement that the company obtain a rating on the notes from any Rating Agency or otherwise.

Principal, Maturity And Interest

The notes are initially being offered in the aggregate principal amount of $265,000,000. We will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on October 15, 2023. We may, without the consent of the holders, increase such principal amount in the future, by offering additional notes on the same terms and conditions and with the same CUSIP number as the notes being offered hereby. Such additional notes will be fungible for United States federal income tax purposes, and form a single series, with the notes being offered hereby.

Interest on the notes will accrue at the rate of 5.75% per year. Interest will be payable semi-annually in arrears on April 15 and October 15, beginning on April 15, 2014 to the holders in whose names such notes are registered at the close of business on the immediately preceding April 1 and October 1 (whether or not a business day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The notes will not be entitled to the benefit of any sinking fund.

Optional Redemption

The notes may be redeemed in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate plus 50 basis points, plus, in each case, accrued and unpaid interest on the principal amount being redeemed to the redemption date.

“treasury rate” means, with respect to any redemption date:

•	the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the comparable treasury issue (if no maturity is within three months before or after the remaining life (as defined below), yields for the two published maturities most closely corresponding to the comparable treasury issue will be determined and the treasury rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

•	if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the comparable treasury issue, calculated using a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

The treasury rate will be calculated on the third business day preceding the date fixed for redemption.

“comparable treasury issue” means the U.S. Treasury security selected by an independent investment banker as having a maturity comparable to the remaining term (“remaining life”) of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“comparable treasury price” means, with respect to any redemption date, (1) the average of five reference treasury dealer quotations for such redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the independent investment banker obtains fewer than five such reference treasury dealer quotations, the average of all such quotations.

“independent investment banker” means Goldman, Sachs & Co., or, if Goldman, Sachs & Co. is unwilling or unable to select the comparable treasury issue, an independent investment banking institution of national standing appointed by us.

“reference treasury dealer” means (1) Goldman, Sachs & Co. and its respective successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “primary treasury dealer”), we will substitute therefor another primary treasury dealer and (2) any four other primary treasury dealers selected by us after consultation with the independent investment banker.

“reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the independent investment banker, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the independent investment banker at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail a notice of redemption to each holder of notes to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. Unless we default on payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on and after the redemption date. If fewer than all of the notes are to be redeemed, the trustee will select, not more than 60 days prior to the redemption date, the particular notes or portions thereof for redemption from the outstanding notes not previously called by such method as the trustee deems fair and appropriate.

Additional Covenants Of The Navigators Group, Inc.

We refer you to the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

Limitation on Incurrence of Indebtedness

The supplemental indenture will provide that we will not, and will not permit any of our subsidiaries to create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable for, contingently or otherwise, any Indebtedness unless (1) no event of default has occurred and is continuing and (2) our Leverage Ratio as of the Balance Sheet Date immediately preceding the date on which such additional Indebtedness is incurred would have been no greater than 0.35 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness and all other Indebtedness incurred since the immediately preceding Balance Sheet Date had been incurred and the proceeds therefrom applied as of such day. In addition, the supplemental indenture will provide that our Leverage Ratio as of any Balance Sheet Date shall be no greater than 0.40 to 1.00.

“Balance Sheet Date” means the last day of any annual or quarterly period for which our consolidated statement of financial condition is delivered to the trustee as required under Section 4.03 of the senior indenture.

“Capital Lease Obligations” of any person means such obligations of the person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of the person under GAAP (excluding all obligations under operating leases required by the Financial Accounting Standards Board to be classified or accounted for as capital leases). The amount of such obligations will be the capitalized amount thereof, determined in accordance with GAAP.

“Consolidated Net Worth” means, as of the date of determination, the sum of the consolidated stockholders’ equity of the company and its subsidiaries, as determined in accordance with GAAP less the effect of any unrealized gain or loss reported under Statement of Financial Accounting Standards No. 115.

“Consolidated Total Capitalization” means, at any date of determination, the sum of (i) the principal amount of all outstanding Consolidated Total Debt and (ii) Consolidated Net Worth.

“Consolidated Total Debt” means, at any date of determination, all of our and our subsidiaries’ Indebtedness on a consolidated basis (including any subordinated Indebtedness of our subsidiaries). Indebtedness in respect of letters of credit will not be included in the determination of Consolidated Total Debt to the extent that any letter of credit is undrawn as of the date of determination.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof.

“Indebtedness” of any entity means, without duplication, (a) all obligations of such entity for borrowed money or with respect to deposits or advances of any kind; (b) all obligations of such entity evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such entity upon which interest charges are customarily paid or accrued; (d) all obligations of such entity under conditional sale or other title retention agreements relating to property acquired by such entity; (e) all obligations of such entity in respect of deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business on normal trade terms and not overdue by more than 90 days); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, conditional or otherwise, to be secured by) any lien on property owned or acquired by such entity, whether or not the Indebtedness secured thereby has been assumed, but limited to the fair market value of such property, (g) all Capital Lease Obligations and synthetic lease obligations of such entity; (h) all obligations, contingent or otherwise, of such entity for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; (i) the redemption price of all redeemable preferred stock of such entity (but not accrued dividends on any preferred stock) but only to the extent that such stock is redeemable at the option of the holder or requires sinking fund or similar payments at any time prior to the maturity date of the notes; and (j) all guarantees by such entity in respect of the Indebtedness or obligations of others of the kinds referred to in (a) through (i) above. The Indebtedness of any entity shall include the Indebtedness of any other entity (including any partnership in which such entity is a general partner) to the extent such entity is liable therefor as a result of such entity’s ownership interest in or other relationships with such entity, except to the extent that the terms of such Indebtedness provide that such entity is not liable therefor. The Indebtedness of an entity shall exclude reinsurance balances payable, accounts payable and any other similar operating liabilities incurred in the normal course of business.

“Leverage Ratio” means, as of any determination date, the ratio of (a) the Consolidated Total Debt to (b) Consolidated Total Capitalization.

Limitation On Liens

Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the supplemental indenture limit our ability to pledge some of these securities. The supplemental indenture provides that, except for liens specifically permitted by the supplemental indenture, including the lien on the shares of Navigators Insurance Company common stock under our credit facility, or any amendment, extension or replacement thereof, including replacements in the form of other instruments, facilities or structures that are used primarily to support our Lloyd’s Operations, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of any “significant subsidiary,” or any subsidiary succeeding to any substantial part of the business now conducted by any significant subsidiary, which we refer to collectively as the “principal subsidiaries,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the principal subsidiaries,

without providing that the notes issued and outstanding under the supplemental indenture will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.

Under the senior indenture, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we or one or more other subsidiaries own directly or indirectly more than 50% of the outstanding shares of the capital voting stock or other equity interests entitled to vote in the election of directors, managers or trustees thereof. Under the supplemental indenture, “significant subsidiary” means any subsidiary that would be a significant subsidiary pursuant to Rule 405 of the Securities Act of 1933, as amended.

As of the date of this prospectus supplement, our significant subsidiaries are Navigators Insurance Company and Navigators Holdings (UK) Ltd.

Restrictions On Certain Dispositions

The supplemental indenture also provides that we will not, and will not permit any of our subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the capital stock of our significant subsidiaries (except to us or to one or more of our other subsidiaries or for the purpose of qualifying directors), unless

•	the entire capital stock that we or our subsidiaries own of such significant subsidiary is disposed of in a single transaction or in a series of related transactions for consideration consisting of cash or other property that is at least equal to the fair value of such capital stock; or

•	after giving effect to the issuance, sale, assignment, transfer or other disposition, we and our subsidiaries would own directly or indirectly at least 80% of the issued and outstanding capital stock of such significant subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the fair value of such capital stock.

The term “fair value,” when used with respect to capital stock, means the fair value thereof as determined in good faith by our board of directors.

Defeasance

The provisions of the senior indenture relating to defeasance, which are described under the caption “Description of Debt Securities—Legal Defeasance and Covenant Defeasance” in the accompanying prospectus, will apply to the notes.

Events Of Default

The provisions of the senior indenture relating to events of default, which are described under the caption “Description of Debt Securities—Particular Terms of the Senior Debt Securities—Events of Default” in the accompanying prospectus, will apply to the notes. In addition to the foregoing, the following are events of default under the notes:

•	any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness of ours, whether such indebtedness now exists or is hereafter created or incurred, happens and consists of default in the payment of more than $50,000,000 in principal amount of such indebtedness at the maturity thereof, after giving effect to any applicable grace period, or results in such indebtedness in principal amount in excess of $50,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such default is not cured or such acceleration is not rescinded or annulled within a period of 30 days after a notice of default has been received by the Company from the trustee, or by the Company and the trustee from the holders of at least 25% in aggregate principal amount of the notes then outstanding; and

•

failure by us to cause our Leverage Ratio to be no greater than 0.35 to 1.00 for sixty (60) days after the incurrence of Indebtedness subject to the limitations set forth under “—Limitation on Incurrence of

Indebtedness;” provided, that (1) in the event the use of proceeds of such Indebtedness is an acquisition (whether by merger, consolidation, share or asset acquisition or an acquisition of renewal rights or similar transaction) by us or a subsidiary of ours, or such Indebtedness is Acquired Indebtedness, the period of grace shall be until the eighteen-month anniversary of such incurrence and (2) the period of grace shall be ninety (90) days after the incurrence of Indebtedness, the proceeds of which will be used to redeem the notes.

“Acquired Indebtedness” means, with respect to us or our subsidiaries, Indebtedness of any other person existing at the time the other person is merged or consolidated with or into, otherwise combines with, or becomes a subsidiary of, us or any of our subsidiaries, including Indebtedness incurred in connection with, or in contemplation of, the other person’s merging or consolidating with or into, otherwise combining with, or becoming a subsidiary of, us or any of our subsidiaries.

Governing Law

The senior indenture and the notes are governed by and shall be construed in accordance with the laws of the state of New York.

Book-Entry System, Form And Delivery

The notes initially will be issued in book-entry form and represented by one or more global notes. The global notes will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), New York, New York, as depositary, and registered in the name of Cede & Co., the nominee of DTC. Beneficial interests in a global note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in a global note through either DTC (in the United States) or Clearstream Banking, société anonyme, or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of the Euroclear System (in Europe), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the senior indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the senior indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the senior indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the senior indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days of the notification to us;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of our becoming aware of DTC’s ceasing to be so registered;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes and any participant requests a certificated note in accordance with DTC procedures; or

•	certain other events provided in the senior indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO
NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•	either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the statement requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the statement described above in the fifth bullet point under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or an underwriter is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, each purchaser or holder of the notes or any interest in the notes will be deemed to have represented by its purchase and holding that either: (a) no portion of the assets used by such purchaser or holder to hold the notes constitutes “plan assets” of any Plan, or (b) the purchase and holding of the notes by such purchaser or holder will not constitute a non-exempt prohibited transaction under ERISA or the Code, or a similar violation of any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

The company and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$204,050,000
Keefe, Bruyette & Woods, Inc.	39,750,000
ING Financial Markets LLC	13,250,000
Barclays Capital Inc.	7,950,000

Total	$265,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. The company has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale are permitted.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the

“Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the company for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the company; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The company estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $516,000.

The company has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the company and to persons and entities with relationships with the company, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the company (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the company. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

VALIDITY OF THE NOTES

The validity of the notes offered in this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Certain legal matters in connection with the notes offered in this prospectus supplement will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements and related financial statement schedules of The Navigators Group, Inc. as of December 31, 2012 and 2011 and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference in this prospectus supplement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement, except for any information superseded by information contained directly in this prospectus supplement or in later filed documents incorporated by reference in this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus supplement.

THE NAVIGATORS GROUP, INC. FILINGS

(File No. 001-15886)	Period or Date Filed
Annual Report on Form 10-K	Fiscal Year ended December 31, 2012

Quarterly Report on Form 10-Q	Quarters ended March 31, 2013 and June 30, 2013

Current Reports on Form 8-K	Filed on March 22, 2013 and May 24, 2013 (as amended by the Current Report on Form 8-K/A filed on May 28, 2013)

We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

You can request a copy of these filings, without charge, by writing or telephoning The Navigators Group, Inc., Attn: Emily Miner, Senior Vice President, General Counsel, 400 Atlantic Avenue, Stamford, CT 06901, Telephone: (203) 905-6090. In addition, we make available through our website at www.navg.com under the Financial Information link, free of charge, our Annual Report on Form 10-K including exhibits, Quarterly Reports on Form 10-Q including exhibits, Current Reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

PROSPECTUS

$500,000,000 THE NAVIGATORS GROUP, INC. Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Units, Stock Purchase Contracts and Stock Purchase Units

By this prospectus, we may offer from time to time up to $500,000,000 of any combination of the securities described in this prospectus.

We will provide the specific terms of these securities in supplements to this prospectus. We can only use this prospectus to offer and sell any specific security by also including a prospectus supplement for that security. You should read this prospectus and the prospectus supplements carefully before you invest.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “NAVG.”

Investing in our securities involves risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2012

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Under this shelf process, we may sell the securities described in the prospectus from time to time. This prospectus provides you with a general description of the securities we may offer. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement made in this prospectus will be modified or superseded by any inconsistent statement made in a prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. This information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. See “The Navigators Group, Inc. Filings.” You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

No person has been authorized to give any information or to make any representations, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by The Navigators Group, Inc., or any underwriter, agent, dealer or remarketing firm. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of The Navigators Group, Inc. since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

References to the “Company,” “we,” “us” and “our” in this prospectus are references to The Navigators Group, Inc. and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC to register the securities covered by this prospectus. This prospectus and any accompanying prospectus supplement which forms a part of that registration statement, do contain all of the information in the registration statement or the exhibits to the registration statement.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we file annual, quarterly and special reports, proxy statements and other information with the SEC. You may review a copy of those reports, statements or other information at the SEC’s Public Reference Room, which is located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus, any prospectus supplement or in later filed documents incorporated by reference in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important business and financial information about us that is not included in or delivered with this prospectus.

THE NAVIGATORS GROUP, INC. FILINGS

(File No. 001-15886)	Period or Date Filed
Annual Report on Form 10-K and the portions of our Proxy Statement dated April 11, 2012 for our 2012 Annual Meeting incorporated by reference into our Annual Report	Fiscal Year ended December 31, 2011

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2012

Current Reports on Form 8-K	Filed on March 20, 2012, March 23, 2012, May 4, 2012 and May 25, 2012

Description of our common stock contained in our Form 8-A	Filed on May 20, 1987

We are also incorporating by reference all other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering.

You can request a copy of these filings, without charge, by writing or telephoning The Navigators Group, Inc., Attn: Bruce J. Byrnes, Senior Vice President, General Counsel and Secretary, Reckson Executive Park, 6 International Drive, Rye Brook, New York 10573, Telephone: (914) 934-8999. In addition, we make available through our website at www.navg.com under the Financial Information link, free of charge, our Annual Report on Form 10-K including exhibits, Quarterly Reports on Form 10-Q including exhibits, Current Reports on Form 8-K including exhibits, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC.

NOTE ON FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and the documents we incorporate by reference are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in or incorporated by reference in this prospectus are forward-looking statements. Whenever used in this prospectus, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions or their negative are intended to identify such forward-looking statements. Forward-looking statements are derived from information that we currently have and assumptions that we make. We cannot assure you that anticipated results will be achieved, since actual results may differ materially because of both known and unknown risks and uncertainties which we face. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results to differ materially from our forward-looking statements include, but are not limited to, the factors discussed in the “Risk Factors” section of our 2011 Annual Report on Form 10-K as well as:

•	continued volatility in the financial markets and the current recession;

•	risks arising from the concentration of our business in marine and energy, general liability and professional liability insurance, including the risk that market conditions for these lines could change adversely or that we could experience large losses in these lines;

•	cyclicality in the property/casualty insurance business generally, and the marine insurance business specifically;

•	risks that we face in entering new markets and diversifying the products and services that we offer, including risks arising from the development of our new specialty lines or our ability to manage effectively the rapid growth in our lines of business;

•	changing legal, social and economic trends and inherent uncertainties in the loss estimation process, which could adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	risks inherent in the preparation of our financial statements, which requires us to make many estimates and judgments;

•	our ability to continue to obtain reinsurance covering our exposures at appropriate prices and/or in sufficient amounts;

•	the counterparty credit risk of our reinsurers, including risks associated with the collection of reinsurance recoverable amounts from our reinsurers, who may not pay losses in a timely fashion, or at all;

•	the effects of competition from other insurers;

•	unexpected turnover of our professional staff and our ability to attract and retain qualified employees;

•	increases in interest rates during periods in which we must sell fixed-income securities to satisfy liquidity needs may result in realized investment losses;

•	our investment portfolio is exposed to market-wide risks and fluctuations, as well as to risks inherent in particular types of securities;

•	exposure to significant capital market risks related to changes in interest rates, credit spreads, equity prices and foreign exchange rates which may adversely affect our results of operations, financial condition or cash flows;

•	capital may not be available in the future, or may not be available on favorable terms;

•	our ability to maintain or improve our insurance company ratings, as downgrades could significantly adversely affect us, including reducing our competitive position in the industry, or causing clients to choose an insurer with a certain rating level to use higher-rated insurers;

•	risks associated with continued or increased premium levies by Lloyd’s of London (“Lloyd’s) for the Lloyd’s Central Fund and cash calls for trust fund deposits, or a significant downgrade of Lloyd’s rating by A.M. Best Company;

•	changes in the laws, rules and regulations that apply to our insurance companies;

•	the effect of the E.U. Directive on Solvency II on how we manage our business, capital requirements and costs associated with conducting business;

•	the inability of our subsidiaries to pay dividends to us in sufficient amounts, which would harm our ability to meet our obligations;

•	weather-related events and other catastrophes (including man-made catastrophes) impacting our insureds and/or reinsurers;

•	volatility in the market price of our common stock;

•	exposure to recent uncertainties with regard to European sovereign debt holdings; and

•	other risks that we identify in current and future filings with the SEC.

In light of these risks, uncertainties and assumptions, any forward-looking events discussed in this prospectus may not occur. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of their respective dates.

THE NAVIGATORS GROUP, INC.

We are an international insurance holding company focusing on specialty products within the overall property/casualty insurance market. The Company’s underwriting segments consist of insurance company operations and operations at Lloyd’s (the “Lloyd’s Operations”). Our largest product line and most long-standing area of specialization is ocean marine insurance. We have also developed other specialty insurance lines such as commercial primary and excess liability as well as specialty niches in professional liability, and have expanded our specialty reinsurance business since launching Navigators Re in the fourth quarter of 2010.

We conduct operations through our Insurance Companies and our Lloyd’s Operations underwriting segments. The Insurance Companies’ segment consists of Navigators Insurance Company, which includes a United Kingdom Branch (the “U.K. Branch”), and Navigators Specialty Insurance Company, which underwrites specialty and professional liability insurance on an excess and surplus lines basis. All of the insurance business written by Navigators Specialty Insurance Company is fully reinsured by Navigators Insurance Company pursuant to a 100% quota share reinsurance agreement. The insurance and reinsurance business written by our Insurance Companies is underwritten through our wholly-owned underwriting management companies, Navigators Management Company, Inc. (“NMC”) and Navigators Management (UK) Ltd. (“NMUK”). Our Lloyd’s Operations segment includes Navigators Underwriting Agency Ltd. (“NUAL”), a Lloyd’s of London (“Lloyd’s”) underwriting agency which manages Lloyd’s Syndicate 1221 (“Syndicate 1221”). Our Lloyd’s Operations primarily underwrite marine and related lines of business along with offshore energy, professional liability insurance and construction coverages for onshore energy business at Lloyd’s through Syndicate 1221. We control 100% of Syndicate 1221’s stamp capacity for the 2011, 2010 and 2009 underwriting years through our wholly-owned subsidiary, Navigators Corporate Underwriters Ltd. which is referred to as a corporate name in the Lloyd’s market. We have also established underwriting agencies in Antwerp, Belgium, Stockholm, Sweden, and Copenhagen, Denmark, which underwrite risks pursuant to binding authorities with NUAL into Syndicate 1221. We have also established a presence in Brazil and China through contractual arrangements with local affiliates of Lloyd’s.

While management takes into consideration a wide range of factors in planning our business strategy and evaluating results of operations, there are certain factors that management believes are fundamental to understanding how we are managed. First, underwriting profit is consistently emphasized as a primary goal, above premium growth. Management’s assessment of our trends and potential growth in underwriting profit is the dominant factor in its decisions with respect to whether or not to expand a business line, enter into a new niche, product or territory or, conversely, to contract capacity in any business line. In addition, management focuses on controlling the costs of our operations. Management believes that careful monitoring of the costs of existing operations and assessment of costs of potential growth opportunities are important to our profitability. Access to capital also has a significant impact on management’s outlook for our operations. The Insurance Companies’ operations and ability to grow their business and take advantage of market opportunities are constrained by regulatory capital requirements and rating agency assessments of capital adequacy. Similarly, the ability to grow our operations at Lloyd’s is subject to capital and operating requirements of Lloyd’s and the U.K. regulatory authorities.

Management’s decisions are also greatly influenced by access to specialized underwriting and claims expertise in our lines of business. We have chosen to operate in specialty niches with certain common characteristics which we believe provide us with the opportunity to use our technical underwriting expertise in order to realize underwriting profit. As a result, we have focused on underserved markets for businesses characterized by higher severity and lower frequency of loss where we believe our intellectual capital and financial strength bring meaningful value. In contrast, we have avoided niches that we believe have a high frequency of loss activity and/or are subject to a high level of regulatory requirements, such as workers compensation and personal automobile insurance, because we do not believe our technical underwriting expertise is of as much value in these types of businesses. Examples of niches that have the characteristics we look for include bluewater hull which provides coverage for physical damage to, for example, highly valued cruise ships, and Directors and Officers insurance which covers litigation exposure of a corporation’s directors and officers. These types of exposures require substantial technical expertise. We attempt to mitigate the financial impact of severe claims on our results by conservative and detailed underwriting, prudent use of reinsurance and a balanced portfolio of risks.

For the three months ended March 31, 2012 and the year ended December 31, 2011, our net earned premium was $183.1 million and $691.6 million, respectively. For the same periods, our net income was $7.9 million and $25.6 million, respectively.

We are a Delaware corporation with our principal executive offices located at 6 International Drive, Rye Brook, New York 10573. Our telephone number at that location is (914) 934-8999.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges for the Company and its subsidiaries for the periods indicated:

	For the three months ended March 31,	For the year ended December 31,
	2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)(2)	4.1x	3.3x	8.0x	7.6x	6.5x	12.4x

(1)	We have authority to issue up to 1,000,000 shares of preferred stock, par value $0.10 per share; however, there are currently no shares outstanding and we do not have a preferred stock dividend obligation. Therefore, the ratio of earnings to fixed charges and preferred stock dividends is equal to the ratio of earnings to fixed charges and is not disclosed separately.
(2)	For purposes of this computation, earnings consist of income from continuing operations before income taxes, plus fixed charges to the extent that such charges are included in the determination of income. Fixed charges consist of interest expense, letters of credit costs, amortization of financing costs and one-third of rental expense under operating leases which is estimated to be representative of the interest factor of such rentals.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider the risks described in our filings with the SEC referred to above in “Where You Can Find More Information” as well as those included in any prospectus supplement hereto. For example, our Annual Report on Form 10-K for the year ended December 31, 2011 contains a discussion of significant risks under the caption “Risk Factors” which could be relevant to your investment in the securities. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of the securities for general corporate purposes, which may include investments in, or advances to, our insurance subsidiaries.

DESCRIPTION OF DEBT SECURITIES

The following is a general description of the debt securities that we may issue from time to time. The particular terms relating to each debt security will be set forth in a prospectus supplement.

The debt securities will be our direct obligations. The senior debt securities will be our unsecured obligations and will rank equally with all of our other senior debt. The senior debt securities will be issued under a senior indenture.

Our subordinated debt securities are to be issued under an indenture that we sometimes refer to in this prospectus as the “subordinated indenture.” The subordinated debt securities will have a junior position to all of our senior debt.

The senior indenture and the subordinated indenture will be qualified under the Trust Indenture Act, and the senior indenture is and the subordinated indenture will be between us and The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A.), as trustee.

On April 1, 2011, we entered into a $165 million credit facility agreement with ING Bank N.V., London Branch, individually and as Administrative Agent, and a syndicate of lenders. The credit facility, which is denominated in U.S. dollars, is utilized to fund our participation in Syndicate 1221 through letters of credit for the 2011 and 2012 underwriting years, as well as open prior years. The letters of credit issued under the facility are denominated in British pounds and their aggregate face amount will fluctuate based on exchange rates. The ability to issue new letters of credit expired on December 31, 2011. If any letters of credit remain outstanding under the facility after December 31, 2012, we would be required to post additional collateral to secure the remaining letters of credit. As of March 31, 2012, letters of credit with an aggregate face amount of $150.7 million were outstanding under the credit facility.

This credit facility contains customary covenants for facilities of this type, including restrictions on indebtedness and liens, limitations on mergers, dividends and the sale of assets, and requirements as to maintaining certain consolidated tangible net worth, statutory surplus and other financial ratios. The credit facility also provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, any representation or warranty made by us being false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting us and our subsidiaries, the occurrence of certain material judgments, or a change in control of us. The letter of credit facility is secured by a pledge of the stock of certain of our insurance subsidiaries. To the extent the aggregate face amount issued under the credit facility exceeds the commitment amount, we are required to post collateral with the lead bank of the consortium. We were in compliance with all covenants under the credit facility as of March 31, 2012.

The applicable margin and applicable fee rate payable under the letter of credit facility are based on a tiered schedule that is based on our then-current ratings issued by S&P and Moody’s with respect to our senior unsecured long-term debt securities, without third-party credit enhancement, and the amount of our own collateral utilized to fund our participation in Syndicate 1221.

Because a significant part of our operations are conducted through our insurance subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of those subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings. Our insurance subsidiaries may only declare and pay dividends to us if they are permitted to do so under the insurance laws and regulations of the states where they are domiciled.

Some of our subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

In addition, holders of our debt securities will have a junior position to claims of creditors of our subsidiaries, including policyholders, trade creditors, debt holders, secured creditors, taxing and regulatory authorities, guarantee holders and any preferred stockholders. As of the date of this prospectus, excluding trade creditors, the claims of policyholders and short-term borrowings, none of our subsidiaries has incurred any material amount of indebtedness or other obligations that would effectively rank senior to our debt securities. Any claims we have as an unsecured creditor of our subsidiary would be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to the indebtedness held by us.

We have summarized below the material provisions of the two indentures. The summary is not complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the forms of indentures, which are filed as exhibits to the registration statement of which this prospectus forms a part. The senior indenture and the subordinated indenture are substantially identical, except for certain covenants of ours and provisions relating to subordination. You should read the indentures for provisions that may be important to you.

Terms Applicable to All Debt Securities

No Limit on Debt Amounts

The indentures do not limit the amount of debt that can be issued under the indentures. These amounts are set from time to time by our board of directors.

Prospectus Supplements

The applicable prospectus supplement will summarize the specific terms for the debt securities and the related offering including, with respect to each series of debt securities, some or all of the following:

•	title and form of the securities;

•	offering price;

•	any limit on the amount that may be issued;

•	maturity date(s);

•	ranking of the securities;

•	interest rate or the method of computing the interest rate (including, if applicable, any provisions relating to the resetting of such rate and any maximum rate applicable to any reset rate);

•	dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

•	terms and conditions on which the debt securities may be redeemed, in whole or in part, at our option;

•	date(s), if any, on which, and the price(s) at which, we are obligated to redeem, or at the holder’s option to purchase, in whole or in part, the debt securities and related terms and provisions;

•	details of any required sinking fund payments;

•	the currency or currencies in which the debt securities will be denominated or payable, if other than U.S. dollars;

•	any index, formula or other method by which payments on the debt securities will be determined, and any special voting or defeasance provisions in connection with a determination, if the amount of payments are to be determined with reference to an index, formula or other method;

•	the persons to whom payments of interest will be made;

•	any provisions granting special rights to holders when a specified event occurs;

•	any changes to or additional events of default or covenants;

•	any special tax implications of the debt securities, including under what circumstances, if any, and with what procedures and documentation we will pay additional amounts on the debt securities held by a non-U.S. person in respect of taxes, assessments or similar charges withheld or deducted and, if so, the terms related to any option we will have to redeem those debt securities rather than pay those additional amounts;

•	whether or not the debt securities will be issued in global form and who the depositary will be;

•	any restrictions on the registration, transfer or exchange of the debt securities;

•	the place or places where debt securities may be surrendered for registration of transfer or for exchange, where notices and demands to or upon us in respect of the debt securities and the indentures may be served;

•	terms, if any, on which a series of debt securities may be convertible into or exchangeable for our shares of common stock, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option;

•	if the debt securities are convertible or exchangeable, the events or circumstances that will result in adjustments to the conversion or exchange price and the formulae for determining the adjusted price;

•	subordination terms of any subordinated debt securities; and

•	any other terms that are not inconsistent with the indenture applicable to a series of debt securities, including any terms that may be required by or advisable under United States laws or regulations or advisable (as determined by us) in connection with the marketing of that series of debt securities.

Unless otherwise provided in an applicable indenture relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, like the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

A series of debt securities may be issued under the relevant indenture as original issue discount securities, which are securities that are offered and sold at a substantial discount from their stated principal amount. In addition, debt securities offered and sold at their stated principal amount may under some circumstances, pursuant to applicable Treasury Regulations, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to those securities.

Covenants

We will agree in the indentures to:

•	pay the principal, interest and any premium on the debt securities when due;

•	maintain an office or agency in the State of New York or other place of payment specified in the debt securities or the relevant indenture, where debt securities may be surrendered for registration of transfer or for exchange and where notices and demands to or upon us in respect of the debt securities and the relevant indenture may be served;

•	prepare and file or deliver certain reports, as more fully specified in the relevant indenture, with the trustee under the relevant indenture, the SEC, and/or registered holders of debt securities, as the case may be;

•	deliver to the trustee under the relevant indenture, as more fully specified in that indenture, officers’ certificates relating to our compliance under the relevant indenture and the occurrence of any default or event of default under that indenture;

•	file with the trustee under the relevant indenture and the SEC, in accordance with, and as may be required by, the rules and regulations prescribed from time to time by the SEC, the additional information, documents and reports with respect to compliance by us with the conditions and covenants provided for in the relevant indenture;

•	unless our board of directors determines that it is no longer desirable in the conduct of our business and our significant subsidiaries, taken as a whole, and that there will be no adverse impact in any material respect to the holders of debt securities, subject to those exceptions as more fully specified in the relevant indenture, do or cause to be done all things necessary to preserve and keep in full force and effect:

•	our existence as a corporation or other permitted entity, and the corporate, partnership or other existence of each of our significant subsidiaries, in accordance with their respective organizational documents; and

•	the rights, licenses and franchises of us and certain of our subsidiaries; and

•	not at any time seek application of any applicable stay, extension or usury law that may affect the covenants or the performance under the indentures.

Consolidation, Merger and Sale of Assets

With respect to the senior indenture, we will not consolidate or amalgamate with or merge into any other entity or transfer all or substantially all of our properties or assets unless:

•	we are the surviving entity; or

•	the successor or surviving entity is organized or existing under the laws of the United States of America, any state thereof, or the District of Columbia or Bermuda and assumes all of our obligations under the debt securities and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the indentures; and, in either case,

•	after giving effect to such transaction, no event of default under the indentures and no event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing.

With respect to the subordinated indenture, we will not consolidate or amalgamate with or merge into any other entity or transfer all or substantially all of our properties or assets unless:

•	we are the surviving entity; or

•	the successor or surviving entity is organized or existing under the laws of the United States of America, any state thereof, or the District of Columbia, the United Kingdom or Bermuda and assumes all of our obligations under the debt securities and the indentures pursuant to supplemental indentures in forms reasonably satisfactory to the trustee(s) under the indentures; and, in either case,

•	after giving effect to such transaction, no event of default under the indentures and no event which, after notice or lapse of time, or both, would become an event of default, will have happened and be continuing.

Upon any such consolidation, amalgamation, merger or transfer, the successor will be substituted for us under the indentures. In the case of a sale, assignment, transfer, conveyance or other disposition (other than a lease) of all or substantially all of our properties or assets that meets the requirements stated in the immediately preceding paragraph, we will be relieved of all obligations and covenants under the indentures and the debt securities.

Satisfaction and Discharge

Upon our request, the relevant indenture will no longer be effective with respect to any series for almost all purposes if either:

•	all outstanding securities of that series have been delivered to the trustee for cancellation, we have paid all sums payable in respect of that series and we have delivered to the trustee a certificate and opinion of legal counsel that all conditions precedent to satisfaction and discharge have been fulfilled; or

•	the only securities that are still outstanding have, or within one year will, become due and payable or are to be called for redemption, we have deposited with the trustee funds that are sufficient to make all future payments, no default or event of default will have occurred and be continuing on the date of that deposit and that deposit will not result in a breach of any other instrument by which we are bound, we have paid all other sums payable in respect of that series, and we have delivered to the trustee a certificate and opinion of counsel that all conditions precedent to satisfaction and discharge have been fulfilled.

Legal Defeasance and Covenant Defeasance

Under each indenture, we may elect, with respect to a series of debt securities at the option of our board of directors and subject to the satisfaction of the conditions described below, either:

•	to be deemed to have paid and discharged the entire indebtedness represented by the outstanding debt securities of the applicable series and to have satisfied all of our other obligations under the debt securities of the applicable series and under the provisions of the relevant indenture, which we refer to as legal defeasance; or

•	to be released from some of our obligations under the relevant indenture, which we refer to as covenant defeasance.

We can exercise legal or covenant defeasance if we put in place the following arrangements:

•	we must irrevocably deposit with the applicable indenture trustee (or another trustee meeting certain eligibility requirements and agreeing to be bound by the applicable provisions of the relevant indenture pursuant to the terms of an irrevocable trust agreement), in trust, for the benefit of the holders of the applicable series of debt securities:

•	cash in United States dollars;

•	non-callable and non-redeemable direct obligations of the United States of America or of an agency or instrumentality controlled or supervised by the United States of America, in each instance, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America; or

•	a combination of the foregoing that, in each case, is sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, and interest and premium, if any, on, the outstanding debt securities of the applicable series on their stated maturity or applicable redemption date, as the case may be, and any mandatory sinking fund payments applicable to that particular series of the debt securities on the day on which the payments are due;

•	we must deliver to the trustee an opinion of counsel confirming that the holders of the outstanding securities of the applicable series will not recognize income, gain or loss for federal income tax purposes solely as a result of the defeasance;

•	no default or event of default shall have occurred and be continuing on the date of the deposit of the amounts to be held in trust for the benefit of the holders (other than a default or event of default resulting from the borrowing of funds to be applied to the deposit) or in the case of any insolvency-related defaults, at any time in the period ending on the 91st day after the date of the deposit (or greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws that apply to the deposit by us); and

•	we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to legal defeasance or covenant defeasance, as the case may be, have been complied with.

After satisfying the conditions for legal defeasance, the applicable debt securities will be deemed outstanding only for limited purposes as more fully set forth in the relevant indenture. After legal defeasance, the holders of outstanding debt securities will have to rely solely on the deposits we make to the trustee for repayment of the debt securities.

After satisfying the conditions for covenant defeasance, the debt securities of the applicable series will be deemed not outstanding for the purposes of the covenants from which we have been released, but will continue to be deemed outstanding for all other purposes under the relevant indenture.

The applicable prospectus supplement may further describe additional provisions, if any, permitting legal defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

Information Concerning the Trustee

The Bank of New York Mellon is the successor to JPMorgan Chase Bank, N.A., as trustee under the senior indenture, and is to be named as the trustee under the subordinated indenture. The prospectus supplement with respect to particular debt securities will describe any changes in our relationship with the trustee at the time that any debt securities are offered.

The Bank of New York Mellon administers its corporate trust business in the Borough of Manhattan, The City of New York, at its offices located at 101 Barclay Street, Floor 8W, New York, New York 10286.

Form, Exchange, Transfer

Unless otherwise specified in the prospectus supplement, debt securities will be issued in registered form without coupons. They may also be issued in global form with accompanying book-entry procedures as outlined below.

A holder of debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferable at the corporate trust office or corporate trust agency office of the trustee or at any transfer agent designated by us for that purpose. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange, other than exchanges not involving any transfer, such as the issuance of definitive securities in replacement of temporary securities or the issuance of new securities upon surrender of a security that is redeemed or purchased in part.

Global Securities

The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement. The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement.

Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security (“participants”) or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

•	be entitled to have the debt securities represented by such registered global security registered in their names;

•	receive or be entitled to receive physical delivery of such debt securities in definitive forms; or

•	be considered the owners or holders of the debt securities.

If the depositary notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time the depositary ceases to be a clearing agency registered under the Exchange Act, if so required by applicable law or regulation, and, in either case, we do not appoint a successor depositary within 90 days, we will issue debt securities in certificated form in exchange for the global security. In addition, we may at any time in our sole discretion and subject to the procedures of the depositary decide not to have any debt securities represented by a global security. In such event we will issue debt securities in certificated form in exchange for a global security. The debt securities in certificated form shall be in the same minimal denominations and be of the same aggregate principal amount and tenor as the portion of each global security to be exchanged.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action that a holder is entitled to take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.”

We may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

If provided in a prospectus supplement relating to a series of debt securities, the debt securities of that series may also be issued in the form of one or more global securities that will be deposited with a common depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a global security will be described in the prospectus supplement.

Particular Terms of the Senior Debt Securities

Ranking of Senior Debt Securities

The senior debt securities will constitute part of our senior debt and rank equally with all other senior debt that is unsecured. The senior debt securities will be senior to our subordinated debt.

Events of Default

The following are events of default under a series of senior debt securities:

•	we fail to pay the principal, any premium, or any sinking fund payment, on any senior debt securities of that series when due;

•	we fail to pay interest on any senior debt securities of that series within 30 days following the due date;

•	we fail to observe or perform any other covenant, representation, warranty or other agreement in the senior indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding senior debt securities of all series affected by that failure, treating all those series as a single class; and

•	certain events of bankruptcy or insolvency relating to us, whether voluntary or not.

The prospectus supplement for a particular series may describe additional or different events of default that apply to that series. An event of default with respect to one series of senior debt securities does not necessarily constitute an event of default with respect to any other series of senior debt securities.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the indenture has actual knowledge thereof, the trustee will mail to the holders of senior debt securities of the affected series a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the senior indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

If an event of default with respect to one or more series of senior debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding senior debt securities of all series with respect to which the event of default occurs and is continuing, treating all those series as a single class, may declare the principal of, premium, if any, and accrued and unpaid interest on, all the senior debt securities of those series to be immediately due and payable by written notice to us and the trustee (if the notice is given by holders). The holders of a majority in aggregate principal amount of the then outstanding senior debt securities of all series covered by such declaration may annul or rescind the declaration and any related payment default that resulted from the declaration, but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of senior debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

The senior indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

The holders of a majority in principal amount of the outstanding senior debt securities of all series with respect to which an event of default occurs and is continuing, treating all those series as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

•	the direction cannot conflict with any law or regulation or the indenture;

•	the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

•	the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the senior debt securities not joining in the action.

A holder may pursue a remedy directly under the indenture or the series of senior debt securities, but before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding senior debt securities of all affected series, treating all those series as a single class, must make a written request to the trustee to pursue the remedy;

•	the holder, or holders, must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of such notice, request and offer and, if requested, provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding senior debt securities of all those series, treating all those series as a single class, do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of senior debt securities to bring suit for the enforcement of any payments of principal, premium, if any, and interest on senior debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the senior debt securities then outstanding of all affected series, treating all such series as a single class, may by notice to the trustee on behalf of all holders of the senior debt securities of such series waive any past defaults, except:

•	a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, senior debt securities of the series; and

•	a continuing default in respect of a covenant or provision of the indenture that cannot be amended or modified without the consent of each holder of senior debt securities affected.

We will periodically file statements with the trustee regarding our compliance with covenants in the senior indenture.

Modifications and Amendments

Except as provided below or more fully specified in the senior indenture, the senior indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of all series of senior debt securities affected by the amendment or supplement, treating all such series as a single class. In addition, the record holders of a majority in principal amount of the outstanding senior debt securities of all series affected by the waiver, treating all such series as a single class, may, with respect to those series, waive defaults under, or compliance with, the provisions of the senior indenture. However, some amendments or waivers require the consent of each holder of any senior debt security affected. Without the consent of each holder, an amendment or waiver may not:

•	reduce the principal amount of the senior debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal or change the fixed maturity of the principal of, any premium on, or any mandatory sinking fund obligation of any senior debt securities of any series or alter the provisions with respect to the redemption of the senior debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on any senior debt security of any series;

•	waive a default or event of default in the payment of principal of, or interest or premium on, the senior debt securities of any series, except a rescission of acceleration of the senior debt securities by the holders of a majority in aggregate principal amount of the senior debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make any senior debt security of any series payable in currency other than that stated in the senior debt securities of that series;

•	make any change in the provisions of the senior indenture relating to waivers of past defaults or the rights of the holders of senior debt securities to receive payments of principal of, or interest or premium on, the senior debt securities;

•	waive a redemption payment with respect to any senior debt security;

•	make any change in the right of any holders of senior debt securities regarding waivers of defaults or impair or affect the right of any holder of a senior debt security of any series to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the senior indenture may amend or supplement the senior indenture or the senior debt securities issued thereunder without the consent of any holder:

•	to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the indenture;

•	to add other covenants, restrictions or conditions for the protection of the holders of all or any series of senior debt securities;

•	to add events of default;

•	to provide for the issuance of senior debt securities in coupon form and to provide for exchangeability of those senior debt securities under the indenture in fully registered form;

•	to provide for the issuance of, and to establish the form, terms and conditions of, senior debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity, or to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision contained in the indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under that indenture, so long as the interests of holders of senior debt securities of any series are not adversely affected in any material respect under that indenture;

•	to make any change that does not adversely affect in any material respect the interests of any holder; or

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the senior indenture under the Trust Indenture Act, as amended.

Particular Terms of the Subordinated Debt Securities

Ranking of Subordinated Debt Securities

The subordinated debt securities issued pursuant to the subordinated indenture will be subordinated and junior in right of payment to any senior debt securities issued by us, as well as certain other indebtedness incurred by us to the extent set forth in the prospectus supplement.

Subordination

Unless the prospectus supplement indicates otherwise, the following provisions will apply to the subordinated debt securities. Our obligations under the subordinated debt securities will be subordinated in right of payment to our obligations under our senior debt. For this purpose, “senior debt” generally includes any indebtedness that does not expressly provide that it is on a parity with or subordinated in right of payment to the subordinated debt securities, as well as any other indebtedness that the subordinated debt is expressly junior to, as set forth in the prospectus supplement. Specifically, senior debt includes obligations under any credit facility with banks or other institutional lenders and obligations under the senior debt securities described in this prospectus. Senior debt will not include:

•	any indebtedness to any of our subsidiaries or other affiliates;

•	any trade payables; or

•	any indebtedness that we may incur in violation of the subordinated indenture.

If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior debt before we pay the principal of, or any premium or interest on, the subordinated debt securities.

We may not make any payment on the subordinated debt securities if a default in the payment of the principal, any premium, interest on, or other obligations, including any repurchase or redemption obligation, in respect of designated senior debt occurs and continues beyond any applicable grace period. We may not make any payment on the subordinated debt securities if (1) any other default occurs and continues with respect to designated senior debt that permits holders of the designated senior debt to accelerate its maturity and (2) the trustee receives a notice of default from us, a holder of designated senior debt or other person permitted to give notice. We may not resume payments on the subordinated debt securities until the defaults are cured or specified time periods pass, unless the maturity of the senior debt is actually accelerated.

The term “designated senior debt” means our obligations under any particular senior debt if the amount of that senior debt is at least the amount specified in the applicable prospectus supplement or by board resolution and the debt instrument expressly provides that the senior debt will be designated senior debt with respect to the subordinated debt securities.

We expect that the terms of some of our senior debt will provide that an event of default under the subordinated debt securities or an acceleration of their maturity will constitute an event of default under the senior debt. In that case, if the maturity of the subordinated debt securities is accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior debt or the acceleration has been rescinded. If the payment of the subordinated debt securities is accelerated because of an event of default, we must promptly notify the holders of senior debt of the acceleration.

If we experience a bankruptcy, dissolution or reorganization, holders of senior debt may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors.

The subordinated indenture does not limit the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

The subordination provisions may not be amended without the consent of each holder of senior debt that would be affected by the amendment.

Events of Default

The following are events of default under a series of subordinated debt securities:

•	we fail to pay the principal of, or any premium or sinking fund payment on, any subordinated debt securities of that series when due;

•	we fail to pay interest on any subordinated debt securities of that series within 30 days following the due date;

•	we fail to observe or perform any other covenant, representation, warranty or other agreement in the subordinated indenture applicable to that series and that failure continues for 60 days after we receive notice to comply from the trustee or holders of at least 25% in aggregate principal amount of the outstanding subordinated debt securities of all series affected by that failure, treating all those series as a single class; and

•	certain events of bankruptcy or insolvency relating to us, whether voluntary or not.

The prospectus supplement for a particular series may describe additional or different events of default that apply to that series. An event of default with respect to one series of subordinated debt securities does not necessarily constitute an event of default with respect to any other series of subordinated debt securities.

If a default or an event of default occurs and is continuing, and if a responsible officer of the trustee under the subordinated indenture has actual knowledge of the default or event of default, the trustee will mail to the holders of subordinated debt securities of the affected series a notice to that effect within 90 days after it occurs. Except in the case of a default in the payment of principal or interest, the trustee under the subordinated indenture may withhold notice if and so long as a committee of the trustee’s responsible officers in good faith determines that withholding the notice is in the interests of the holders.

If an event of default with respect to one or more series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding subordinated debt securities of all series with respect to which the event of default occurs and is continuing, treating all those series as a single class, may declare the principal of, premium, if any, and accrued and unpaid interest (subject to applicable subordination provisions in the subordinated indenture) on, all the subordinated debt securities of those series to be immediately due and payable by written notice to us and the trustee (if the notice is given by holders). The holders of a majority in aggregate principal amount of the then outstanding subordinated debt securities of all series covered by such declaration may annul and rescind the declaration and any related payment default that resulted from the declaration but not any other payment default. Certain events of bankruptcy and insolvency will result in all outstanding series of subordinated debt securities becoming due and payable immediately without any further action on the part of the trustee or the holders.

The subordinated indenture entitles the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

The holders of a majority in principal amount of the outstanding subordinated debt securities of all series with respect to which an event of default occurs and is continuing, treating all those series as a single class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust power conferred on it, except that:

•	the direction cannot conflict with any law or regulation or the subordinated indenture;

•	the trustee may take any other action deemed proper by the trustee that is not inconsistent with the direction; and

•	the trustee need not take any action that might involve it in personal liability or be unduly prejudicial to the holders of the subordinated debt securities not joining in the action.

A holder may pursue a remedy directly under the subordinated indenture or the series of subordinated debt securities, but before doing so, the following must occur:

•	the holder must give to the trustee written notice that an event of default has occurred and is continuing;

•	the holders of at least 25% in principal amount of the then outstanding subordinated debt securities of all affected series, treating all those series as a single class, must make a written request to the trustee to pursue the remedy;

•	the holder or holders must offer and, if requested, provide to the trustee an indemnity satisfactory to the trustee against any loss, liability or expense from the taking of the action;

•	the trustee does not comply with the request within 30 days after receipt of the request and offer and, if requested, the provision of indemnity; and

•	during the 30 day period, the holders of a majority in principal amount of the then outstanding subordinated debt securities of all those series, treating all those series as a single class, do not give the trustee a direction inconsistent with the written request.

However, holders have an absolute right to receipt of principal, premium, if any, and interest on or after the respective due dates and to institute suit for the enforcement of those payments. The right of a holder of subordinated debt securities to bring suit for the enforcement of any payments of principal of, premium, if any, and interest on, subordinated debt securities on or after the respective due dates may not be impaired or affected without the consent of that holder.

The holders of a majority in principal amount of the subordinated debt securities then outstanding of all affected series, treating all such series as a single class, may by notice to the trustee on behalf of all holders of the subordinated debt securities of such series waive any past defaults, except:

•	a continuing default in payment of the principal of, premium, if any, or interest on, or any sinking fund payment on, subordinated debt securities of that series; and

•	a continuing default in respect of a covenant or provision of the subordinated indenture that cannot be amended or modified without the consent of each holder of the subordinated debt securities affected.

We will periodically file statements with the trustee regarding our compliance with covenants in the subordinated indenture.

Modifications and Amendments

Except as provided below, or more fully specified in the subordinated indenture, the subordinated indenture may be amended or supplemented by us and the trustee with the consent of holders of a majority in principal amount of all series of subordinated debt securities affected by the amendment or supplement, treating all such series as a single class. In addition, the record holders of a majority in principal amount of the outstanding subordinated debt securities of all series affected by the waiver, treating all such series as a single class, may, with respect to those series, waive defaults under, or compliance with, the provisions of the subordinated indenture. However, some amendments or waivers require the consent of each holder of any subordinated debt security affected. Without the consent of each holder, an amendment or waiver may not:

•	reduce the principal amount of the subordinated debt securities of any series whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal or change the fixed maturity of the principal of, premium, if any, or mandatory sinking fund obligation, if any, of, the subordinated debt securities of any series or alter the provisions with respect to the redemption of the subordinated debt securities;

•	reduce the rate, or change the time for payment, of interest, including default interest, on the subordinated debt securities of any series;

•	waive a default or event of default in the payment of principal of, or interest or premium on, the subordinated debt securities of any series, except a rescission of acceleration of the subordinated debt securities by the holders of a majority in aggregate principal amount of the subordinated debt securities of any series and a waiver of the payment default that resulted from that acceleration;

•	make the subordinated debt securities of any series payable in currency other than that stated in the subordinated debt securities of that series;

•	make any change in the provisions of the subordinated indenture relating to waivers of past defaults or the rights of the holders of subordinated debt securities to receive payments of principal of, or interest or premium on, the subordinated debt securities;

•	waive a redemption payment with respect to any subordinated debt security;

•	make any change in the right of any holders of subordinated debt securities regarding waivers of defaults or impair or affect the right of any holder of a subordinated debt security of any series to receive payment of principal, premium, if any, and interest on that security on or after the due date expressed in that security or to bring suit for the enforcement of any payment on or after the due date; or

•	make any change in the above amendment and waiver provisions.

We and the trustee under the subordinated indenture may amend or supplement the subordinated indenture or the subordinated debt securities without the consent of any holder:

•	to evidence the succession of another person to us, or successive successions, and the assumption by the successors of our covenants, agreements and obligations under the subordinated indenture;

•	to add other covenants, restrictions or conditions for the protection of the holders of all or any series of subordinated debt securities;

•	to add events of default;

•	to provide for the issuance of subordinated debt securities in coupon form and to provide for exchangeability of those subordinated debt securities under the subordinated indenture in fully registered form;

•	to provide for the issuance of, and to establish the form, terms and conditions of, the subordinated debt securities of any series;

•	to evidence and provide for the acceptance of appointment by a successor trustee;

•	to cure any ambiguity or to correct or supplement any provision in the subordinated indenture that may be defective or inconsistent with any other provision contained in the subordinated indenture or in any supplemental indenture, or to make any other provisions with respect to matters or questions arising under the subordinated indenture, so long as the interests of holders of subordinated debt securities of any series are not adversely affected in any material respect under the subordinated indenture;

•	to make any change that does not adversely affect in any material respect the interests of any holder; or

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of the subordinated indenture under the Trust Indenture Act.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock which we believe will be most important to your decision to invest in our capital stock.

You should keep in mind, however, that it is our Restated Certificate of Incorporation and our By-laws, as amended, and the Delaware General Corporation Law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. Our Restated Certificate of Incorporation and our By-laws, as amended, are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

Our Restated Certificate of Incorporation authorizes us to issue 50,000,000 shares of common stock, par value of $0.10 per share, and 1,000,000 shares of preferred stock, par value of $0.10 per share. As of May 29, 2012, there were 14,005,773 shares of common stock outstanding and we had no preferred stock issued or outstanding.

The particular terms of the common stock or preferred stock offered by any prospectus supplement and the extent to which the general provisions described below may apply to such common stock or preferred stock will be outlined in the applicable prospectus supplement.

Common Stock

Voting Rights. Each holder of our common stock is entitled to one vote for each share held of record on all matters submitted to a vote of our stockholders. Our stockholders do not have the right to cumulate their votes in the election of directors. The quorum required at a stockholders’ meeting for consideration of any matter is a majority of the shares entitled to vote on that matter, represented in person or by proxy. If a quorum is present, directors are elected if they receive a plurality of the votes present at the meeting and entitled to vote. Except as otherwise provided in our Restated Certificate of Incorporation, all other matters can be approved by the affirmative vote of a majority of the shares represented at a meeting and entitled to vote on the matter. See “—Voting Rights with Respect to Extraordinary Corporate Transactions” below for information on when our Restated Certificate of Incorporation requires a different stockholder vote.

Dividends. Subject to the prior rights of the holders of shares of preferred stock that may be issued and outstanding, none of which are currently outstanding, the holders of common stock are entitled to receive dividends as and when declared by our board of directors. The issuance of dividends will depend upon, among other factors deemed relevant by our board of directors, our financial condition, results of operations, cash requirements, future prospects, changes in tax or other applicable laws relating to the treatment of dividends and regulatory restrictions on the payment of dividends that apply under applicable insurance laws. Dividends may be paid in cash, stock or other form. Each such dividend shall be payable to holders of record as they appear on our stock books on such record dates as shall be fixed by the board of directors.

Liquidation Rights. In the event of any liquidation, dissolution or winding-up of the Company, the holders of our common stock will share equally in the assets remaining after creditors and preferred stockholders are paid.

Other Rights. Holders of shares of our common stock have no redemption or conversion rights and no preemptive or other rights to subscribe for our securities.

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “NAVG.”

Preferred Stock

General. Our board of directors may authorize the issuance of preferred stock in series and will specify the dividend and liquidation preferences, redemption prices and conversion rights of each series. When we issue preferred stock, all shares will be fully paid and non-assessable. The holders of our preferred stock will not have preemptive rights.

Rank. With respect to dividend rights and rights on liquidation, winding up and dissolution, each series of our preferred stock will rank:

•	senior to all classes of our common stock and to all equity securities issued by us that specifically provide that they will rank junior to our preferred stock;

•	equal with all our equity securities that specifically provide that they will rank equally with our preferred stock; and

•	junior to all our equity securities that specifically provide that they will rank senior to our preferred stock.

As used in any amendment to our Restated Certificate of Incorporation for these purposes, the term “equity securities” will not include any debt securities convertible or exchangeable for equity securities.

Dividends. Upon a decision of our board of directors, our preferred stockholders will be entitled to receive cash dividends at such rates and on such dates as are set forth in the prospectus supplement relating to their series of preferred stock. This rate may be fixed or variable or both. We will pay dividends to holders of record of our preferred stock as they appear on our books on the record dates that are fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare or pay full dividends or set aside funds for the payment of dividends on any series of our preferred stock unless we pay or set apart funds for payment of dividends on the equity securities entitled to receive the same dividends as our preferred stock. If full dividends are not paid, each series of preferred stock shall share dividends pro rata with these other equity securities.

Conversion and Exchange. The prospectus supplement for any series of our preferred stock will state the terms, if any, on which shares of that series are convertible into shares of another series of preferred stock or common stock or exchangeable for another series of our preferred stock, common stock or debt securities.

Redemption. A series of our preferred stock may be redeemed at any time, in whole or in part, at our option or the option of a preferred stockholder. We may have the right to redeem a series of our preferred stock without your consent pursuant to a sinking fund or otherwise upon the terms and at the redemption prices set forth in the prospectus supplement relating to such series.

In the event of partial redemptions of preferred stock, whether by mandatory or optional redemption, the shares to be redeemed will be determined by lot or pro rata, as may be determined by our board of directors, or by any other method determined to be equitable by our board of directors.

On and after a redemption date, dividends will cease to accrue on shares of our preferred stock called for redemption and all your rights as a holder of these shares will end (except for the right to receive the redemption price) unless we fail to properly pay the redemption price.

Liquidation Preference. If we are liquidated, dissolved or wound up, our preferred stockholders will be entitled to receive distributions of our assets that are available for stockholders in the amount set forth in the prospectus supplement for each series of preferred stock, plus any accrued and unpaid dividends. These distributions will be made before any distribution is made on any securities ranking junior to our preferred stock with respect to liquidation, including our common stock. If we are liquidated, dissolved or wound up and the amounts payable on our preferred stock and on any other of our securities ranking equally with respect to liquidation rights are not paid in full, the preferred stockholders of such series and the holders of other equally ranking securities will share ratably in any distribution of our assets in proportion to the full liquidation preferences to which each is entitled. After full payment of the liquidation preference to which they are entitled, our preferred stockholders will not be entitled to any further participation in any distribution of our assets.

Voting Rights. Our preferred stockholders will not have the right to vote unless the board of directors states for a particular series of our preferred stock that they have this right or except as required by law.

Transfer Agent and Registrar. We will describe the transfer agent and registrar for each series of our preferred stock in the applicable prospectus supplement.

Voting Rights with Respect to Extraordinary Corporate Transactions

Generally, under Delaware law, plans of merger, consolidation or exchange and sales, leases, exchanges or other dispositions of all, or substantially all, of a corporation’s property and assets, other than in the usual and regular course of business, must be approved by the affirmative vote of at least a majority of all of the outstanding shares entitled to vote on the matter and at least a majority of the outstanding shares of each class or series of shares, if any, entitled to vote on the matter as a class. A corporation’s certificate of incorporation may provide for a greater vote. In order to approve any plan of merger or consolidation or any sale, lease, exchange or disposition of all or substantially all of our assets, our Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 66 2⁄3% of the outstanding shares entitled to vote on the matter, or if no vote is required by Delaware law, 66 2⁄3% of the outstanding shares entitled to vote in the election of directors generally, unless the transaction falls within two exempt categories, in which case the Delaware law approval requirements discussed above are effective. This supermajority vote requirement is not applicable to any action between us and one of our wholly-owned subsidiaries or certain affiliates or to any action with a third party if it is approved by two-thirds of the members of our board of directors prior to completion and such approval remains in effect on the date of completion.

Voting Rights with Respect to Amendments to our Restated Certificate of Incorporation and By-Laws

Generally, under Delaware law, a board of directors may propose amendments to a corporation’s certificate of incorporation. Proposed amendments must be approved by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, and a majority of each class of shares entitled to vote on such amendment as a class, unless the corporation’s certificate of incorporation requires a larger percentage. Except for any amendment to the provision relating to merger approval discussed above under “—Voting Rights with Respect to Extraordinary Corporate Transactions,” which requires the approval of 66 2⁄3% of our outstanding shares, our Restated Certificate of Incorporation does not require any larger stockholder vote percentage for an amendment to its provisions.

Delaware law provides that the power to adopt, amend and repeal by-laws shall be in the stockholders entitled to vote; provided that a corporation may, in its certificate of incorporation, confer upon its directors the power to also adopt, amend and repeal by-laws. Our Restated Certificate of Incorporation authorizes our board of directors to make, alter, amend or repeal our By-laws. Amendment of the By-laws by our stockholders requires the affirmative vote of the holders of a majority of the outstanding shares entitled to vote.

Anti-takeover Provisions of our Restated Certificate of Incorporation and By-laws and Applicable Law

Some provisions of our Restated Certificate of Incorporation and By-laws or other applicable law may delay or make more difficult unsolicited acquisitions or changes of control of our company. We believe that these provisions will enable us to develop our business in a manner that will foster long-term growth without disruption caused by the threat of a takeover not thought by our board of directors to be in our best interest and the best interests of our stockholders.

Those provisions could have the effect of discouraging third parties from making proposals involving an unsolicited acquisition or change of control of our company, although the proposals, if made, might be considered desirable by a majority of our stockholders. Those provisions may also have the effect of making it more difficult for third parties to cause the replacement of our current management without the concurrence of our board of directors. Those provisions include the provisions discussed above with respect to extraordinary corporate transactions and amendments to our Restated Certificate of Incorporation and By-laws as well as the following provisions.

Blank Check Preferred Stock. Our board of directors, without stockholder approval, can issue preferred stock with voting and conversion rights that could adversely affect the voting power or other rights of the holders of shares of common stock. This right of issuance could be used as a method of preventing a party from gaining control of us.

Removal of Directors; Special Meetings of the Stockholders. Our By-laws provide that directors may be removed with or without cause and the subsequent vacancy filled, by the affirmative vote of a majority of the outstanding shares entitled to vote, at a special meeting called for that purpose. Special meetings of our stockholders may only be called by our president or secretary or by resolution of a majority of our board of directors. As a result, unless the specified officers or board concurs, a stockholder may not be able to propose removal of a director prior to his or her annual term expiring. Similarly, a stockholder who wishes to present an issue to his or her fellow stockholders may be required to wait for the annual meeting.

Delaware Section 203. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” during the three years after the date the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes a merger, asset sale or a transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person, who together with affiliates and associates, owns (or, in certain cases, within the preceding three years, did own) 15% or more of the corporation’s outstanding voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•	before the stockholder became an interested stockholder, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon the completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and officers; or

•	the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Insurance Holding Company Regulations on Change of Control. We are regulated as an insurance holding company and are subject to state and foreign laws that restrict the ability of any person to obtain control of an insurance holding company without prior regulatory approval. Without this approval or an exemption, no person or entity may acquire “control” of an insurance subsidiary or merge with the holding company. “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is usually presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

DESCRIPTION OF DEPOSITARY SHARES

The following description of the depositary shares and the terms of the deposit agreement is a summary. It summarizes only those aspects of the depositary shares and those portions of the deposit agreement that we believe will be most important to your decision to invest in our depositary shares. You should keep in mind, however, that it is the deposit agreement, and not this summary, which defines your rights as a holder of depositary shares. There may be other provisions in the deposit agreement that are also important to you. You should read the deposit agreement for a full description of the terms of the depositary shares. The form of the deposit agreement is filed as an exhibit to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain a copy of the deposit agreement.

The particular terms of the depositary shares offered by any prospectus supplement and the extent to which the general provisions described below may apply to such depositary shares will be outlined in the applicable prospectus supplement.

General

We may choose to offer fractional interests in debt securities or fractional shares of our common stock or preferred stock. If we decide to do so, we will issue fractional interests in debt securities, common stock or preferred stock, as the case may be, in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.

We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between us and a depositary which we will name in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, redemption, sinking fund, repayment at maturity, subscription and liquidation rights.

Interest, Dividends and Other Distributions

The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own.

In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares

If we redeem a debt security, common stock or series of preferred stock represented by depositary shares, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per debt security or share of common stock or preferred stock, as the case may be, payable in relation to the redeemed series of debt securities, common stock or preferred stock. Whenever we redeem debt securities or shares of common stock or preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing, as the case may be, fractional interests in the debt securities or shares of common stock or preferred stock redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot, proportionately or by any other equitable method as the depositary may determine.

Exercise of Rights under the Indentures or Voting the Common Stock or Preferred Stock

Upon receipt of notice of any meeting at which you are entitled to vote, or of any request for instructions or directions from you as holder of fractional interests in debt securities, common stock or preferred stock, the depositary will mail to you the information contained in that notice. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary how to give instructions or directions with respect to the debt securities represented by that holder’s depositary shares or how to vote the amount of the common stock or preferred stock represented by that holder’s depositary shares. The record date for the depositary shares will be the same date as the record date for the debt securities, common stock or preferred stock, as the case may be. The depositary will endeavor, to the extent practicable, to give instructions or directions with respect to the debt securities or to vote the amount of the common stock or preferred stock, as the case may be, represented by the depositary shares in accordance with those instructions. We will agree to take all reasonable action which the depositary may deem necessary to enable the depositary to do so. The depositary will abstain from giving instructions or directions with respect to your fractional interests in the debt securities or voting shares of the common stock or preferred stock, as the case may be, if it does not receive specific instructions from you.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.

The deposit agreement will terminate if:

•	all outstanding depositary shares have been redeemed;

•	if applicable, the debt securities and the preferred stock represented by depository shares have been converted into or exchanged for our common stock; or

•	there has been a complete repayment or redemption of the debt securities or a final distribution in respect of the common stock or preferred stock, including in connection with our liquidation, dissolution or winding-up, and the repayment, redemption or distribution proceeds, as the case may be, have been distributed to you.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the debt securities or preferred stock, as the case may be, and issuance of depositary receipts, all withdrawals of depositary shares of debt securities or preferred stock, as the case may be, by you and any repayment or redemption of the debt securities or preferred stock, as the case may be. You will pay other transfer and other taxes and governmental charges, as well as the other charges that are expressly provided in the deposit agreement to be for your account.

Miscellaneous

The depositary will forward all reports and communications from us which are delivered to the depositary and which we are required or otherwise determine to furnish to holders of debt securities or preferred stock, as the case may be.

Neither we nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit, you or other persons believed to be competent and on documents which we and the depositary believe to be genuine.

DESCRIPTION OF WARRANTS

The following description of the warrants and terms of the warrant agreement is a summary. It summarizes only those aspects of the warrants and those portions of the warrant agreement that we believe will be most important to your decision to invest in our warrants. You should keep in mind, however, that it is the warrant agreement and the warrant certificate relating to the warrants, and not this summary, which defines your rights as a warrantholder. There may be other provisions in the warrant agreement and the warrant certificate relating to the warrants which are also important to you. You should read these documents for a full description of the terms of the warrants. Forms of these documents are filed as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

We may issue warrants for the purchase of our debt securities, preferred stock or common stock or units of two or more of these types of securities. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement that we will describe in the prospectus supplement relating to the warrants that we offer.

Debt Warrants

We will describe in the applicable prospectus supplement the terms of warrants to purchase debt securities that we may offer, the warrant agreement relating to the debt warrants and the warrant certificates representing the debt warrants. These terms will include the following:

•	the title of the debt warrants;

•	the aggregate number of the debt warrants;

•	the price or prices at which the debt warrants will be issued;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants and the procedures and conditions relating to the exercise of the debt warrants;

•	if applicable, the number of warrants issued with a specified principal amount of debt securities or with other securities, including shares of preferred stock or common stock;

•	the date, if any, on and after which such debt warrants and the related debt securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which such principal amount of debt securities may be purchased;

•	the date on which the right to exercise such debt warrants shall commence and the date on which such right shall expire;

•	whether the debt securities purchasable upon exercise of such debt warrants are original issue discount debt securities, and discussion of applicable federal income tax considerations; and

•	any other material terms of the debt warrants and terms, procedures and limitations relating to the exercise of the debt warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the debt warrants and the kind, frequency and timing of any notice to be given. You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may exercise debt warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Other Warrants

We may issue other warrants. We will describe in the applicable prospectus supplement the following terms of those warrants:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the number of securities purchasable upon exercise of each warrant, and the price or prices at which the warrants will be issued;

•	the securities, which may include preferred stock or common stock, for which the warrants are exercisable;

•	the procedures and conditions relating to the exercise of the warrants;

•	the designation and terms of any related securities issued with the warrants, and the number of warrants issued with each security;

•	the date, if any, on and after which such warrants and the related securities will be separately transferable;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	the maximum or minimum number of warrants which may be exercised at any time;

•	if applicable, a discussion of certain United States federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

We will also describe in the applicable prospectus supplement any provisions for a change in the exercise price or the expiration date of the warrants and the kind, frequency and timing of any notice to be given. You may exchange warrant certificates for new warrant certificates of different denominations and may exercise warrants at the corporate trust office of the warrant agent or any other office that we indicate in the applicable prospectus supplement.

Exercise of Warrants

Each warrant will entitle the holder to purchase the principal amount of debt securities or other securities, including shares of preferred stock or common stock, at the exercise price as shall in each case be set forth in, or be determinable as set forth in the prospectus supplement relating to the warrants offered in the applicable prospectus supplement. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business of the expiration date, unexercised warrants will become void.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the debt securities or other securities, including shares of preferred stock or common stock, to be purchased upon such exercise. If less than all of the warrants represented by a warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any warrants to purchase debt securities or other securities, including shares of preferred stock or common stock, holders of the warrants will not have any of the rights of holders of the debt securities or other securities, including shares of preferred stock or common stock purchasable upon exercise, including:

•	in the case of warrants for the purchase of debt securities, the right to receive payments of principal of, or any premium or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or

•	in the case of warrants for the purchase of shares of preferred stock or shares of common stock, the right to vote or to receive any payments of dividends on the shares of preferred stock or common stock purchasable upon exercise.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

The following description of our stock purchase contracts and stock purchase units is a summary. It summarizes only those aspects of stock purchase contracts and stock purchase units which we believe will be most important to your decision to invest in such securities. You should keep in mind, however, that it is the stock purchase contract agreement and the stock purchase unit agreement, as applicable, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents which are also important to you. You should read these documents for a full description of the terms of our capital stock. The stock purchase contract agreement and the stock purchase unit agreement, as well as other applicable documents, are incorporated by reference as exhibits to the Registration Statement that includes this prospectus. See “Where You Can Find More Information” for information on how to obtain copies of these documents.

We may issue stock purchase contracts, including contracts obligating you to purchase from us, and us to sell to you, a specified number of shares of common stock, shares of preferred stock or other property at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities;

•	common stock;

•	preferred stock;

•	other stock purchase contracts;

•	depositary shares representing fractional interests in debt securities or shares of common stock or preferred stock; or

•	preferred securities or debt obligations of third parties, including United States Treasury securities,

which may secure your obligations to purchase the common stock, preferred stock or other property under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require you to secure your obligations in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral or depositary arrangements.

PLAN OF DISTRIBUTION

We may sell any series of debt securities, common stock, preferred stock and depositary shares being offered directly to one or more purchasers, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The distribution of the securities may be effected from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prospectus supplement will set forth the terms of the offering, including the names of any underwriters, dealers or agents, the purchase price of such securities and the proceeds to us from such sale, any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price and any discounts or concessions allowed or paid to dealers or any securities exchange on which such securities may be listed. Any initial public offering price, discounts or concessions allowed or paid to dealers may be changed from time to time.

Any discounts, concessions or commissions received by underwriters or agents and any profits on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Securities Act”). Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters to purchase the offered securities will be subject to certain conditions precedent, and such underwriters will be obligated to purchase all such securities, if any are purchased. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may also offer and sell securities, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms referred to as remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters under the Securities Act in connection with the securities they remarket.

We may authorize underwriters, dealers or other persons acting as agents for us to solicit offers by certain institutions to purchase securities from us, pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligations of any purchaser under any such contract will be subject to the conditions that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

We may authorize underwriters, dealers or other persons acting as agents for us to make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through The NASDAQ Global Select Market, the existing trading market for our common stock, or sales made to or through a market maker other than on an exchange.

In connection with the offering of securities, we may grant to the underwriters an option to purchase additional securities to cover over-allotments at the initial public offering price, with an additional underwriting commission, as may be set forth in the accompanying prospectus supplement. If we grant any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

The securities may be a new issue of securities that have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. Such securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of or the existence of trading markets for any securities.

We may indemnify agents, underwriters, dealers and remarketing firms against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, dealers and remarketing firms, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL OPINION

Unless we state otherwise in the applicable prospectus supplement, the validity of the securities offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York, special counsel to us.

EXPERTS

The consolidated financial statements and related financial statement schedules of The Navigators Group, Inc. as of December 31, 2011 and 2010 and for each of the years in the three-year period ended December 31, 2011, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$265,000,000

The Navigators Group, Inc.

5.75% Senior Notes due October 15, 2023

PROSPECTUS SUPPLEMENT

October 2, 2013

Joint Book-Running Managers

Goldman, Sachs & Co.

Keefe, Bruyette & Woods

                                         A Stifel Company

Co-Managers

ING

Barclays